EXHIBIT 10.3


                             BRIDGE CAPITAL HOLDINGS
                   Amended and Restated 2001 Stock Option Plan

                             Net Exercise Amendment

             Adopted by the Board of Directors on November 16, 2006


SECTION 8  EXERCISE OF OPTIONS.

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(e) NET EXERCISE PROVISION.  A Nonqualified Stock Option may be exercised by the
Optionee by a "net exercise" of the option, under which the Company will not require a payment of the exercise price of the option in cash from the optionee but will reduce the number of shares of Stock issued upon the exercise by the largest number of whole shares that have a market value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company will accept a cash payment from the optionee. The number of Shares underlying an option will decrease following the exercise of such option to the extent of Shares used to pay the exercise price of an option under the "net exercise" feature. If any Shares subject to an option are not delivered to an optionee because the option is exercised through a reduction of shares subject to the option through the "net exercise" feature described herein, the number of Shares that are not delivered to the optionee will be no longer be available for exercise under the option or otherwise available for use under this Plan.